Exhibit 10.2

September 18, 2011

The Board of Directors

Cambridge Projects Inc. (the “Company”)

10300 West Charleston 10-56

Las Vegas, NV 89135

For the next 12 months, the Company will require approximately $ 16,000 for costs incurred to file periodic reports and preparation of related financial data.  Funds are also required for investigating, analyzing and consummation of an acquisition.

This letter is to state that I will be advancing all funds required by way of shareholder loans at an interest rate of 6% per annum.  I will be advancing funds to the Company at the time they are required

Yours sincerely,

/s/ Locksley Samuels

Locksley Samuels